Exhibit 99.1

Press Release

Release Date: November 20, 2015	Contact: Joseph R. Corrato -
at 4:30 p.m. EST	President /CEO
Jack E. Rothkopf -
Chief Financial
Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR RESULTS

Philadelphia, Pennsylvania (November 20, 2015) –Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Savings Bank (the "Bank"), today reported net income of $12,000, or $0.002 per diluted share, for the quarter ended September 30, 2015 as compared to $386,000 or $0.04 per diluted share, for the comparable period in 2014.  The higher level of net income for the three month period ended September 30, 2014 was in large part due to the recognition of gains on the sale of mortgage-backed securities during the fourth quarter of fiscal 2014, while there were no similar gains recognized during the fourth quarter of fiscal 2015. The fourth quarter of fiscal 2015 was also affected by an $83,000 decline in net interest income and a $355,000 increase in non-interest expense, offset partially by a $90,000 decrease in the provision for loan losses.

For the fiscal year ended September 30, 2015, the Company recognized net income of $2.2 million, or $0.27 per diluted share, as compared to net income of $1.8 million, or $0.19 per diluted share for the fiscal year ended September 30, 2014.  Profitability for the year ended September 30, 2015 primarily reflected the $2.1 million aggregate gain from the sale of three branch offices as well as a $138,000 gain on the sale of a SBA loan, partially offset by a provision for loan losses of $735,000 and increased non-interest expense primarily related to salaries and benefits expense.

As part of a comprehensive plan to reduce operating expenses, during September 2015 the Company commenced implementation of a reorganization plan pursuant to which the workforce was reduced by more than 10%.  In connection with the staff reduction, the Company recorded a one-time charge of approximately $210,000 to fund severance costs.  In addition, several members of the senior management team, including the President and Chief Executive Officer, took voluntarily salary reductions of between 10% and 20%.

Joseph R. Corrato, President and Chief Executive Officer, stated "As we close out the fiscal year, we are disappointed with our recent core operating results. The Board and senior management are committed to returning the Company to its historical level of profitability. One of my primary missions since becoming President and Chief Executive Officer has been to develop and implement a comprehensive plan to address both earnings enhancement as well as expense curtailment. We have started the process of significantly reducing operating expenses, while also initiating the development of new loan and deposit products.  We expect immediate improvement of core earnings as a result of the implementation of the difficult decisions inherent in the reduction of operating expenses, specifically in regard to staffing levels and reductions in employee benefit costs.  As our new products are rolled out, further enhancement to earnings should be realized later in fiscal year 2016."

At September 30, 2015, the Company had total assets of $487.2 million, as compared to $525.5 million at September 30, 2014, a decrease of 7.3%. The primary reason for the $38.3 million decrease in assets was a $34.1 million reduction in cash and cash equivalents. The decrease in such assets reflected both the need to fund the $26.0 million reduction in deposits combined with the $14.7 million cost to repurchase shares of common stock pursuant to the Company's previously announced stock repurchase programs.  As of September 30, 2015, the Company had repurchased 1,095,184 shares of common stock at weighted average cost of $13.41.  The decline in deposits reflected management's continued strategy of allowing higher costing liabilities to run-off in order to reduce the cost of funds until such time as loan volume returns to a level that warrants the need for additional deposits or borrowings.  During fiscal 2015, mortgaged-backed securities classified available-for-sale ("AFS") increased $19.7 million, primarily due to the Company purchasing mortgage-backed securities guaranteed by the U.S. Government with short effective lives in order to improve earnings. With respect to investment securities classified held-to-maturity ("HTM"), the outstanding balance declined $14.5 million as a result of $12.0 million of agency securities being called with the remaining $2.5 million decline the result of principal payments. Changes in the relative composition of both AFS and HTM investment securities were undertaken to reduce the Company's exposure to interest rate risk while also enhancing its earnings.

Total liabilities decreased to $370.2 million at September 30, 2015 from $396.1 million at September 30, 2014. The $25.9 million decrease in total liabilities was due to the $26.0 million decrease in deposits of which $16.6 million were higher costing certificates of deposit allowed to run-off as part of our asset/liability management strategy.

Total stockholders' equity decreased by $12.4 million to $117.0 million at September 30, 2015 from $129.4 million at September 30, 2014. The decrease was primarily due to the purchase of treasury stock consisting of 1,095,184 shares of common stock at a weighted average cost of $13.41, partially offset by a $1.0 million increase in the tax-adjusted unrealized gain in the AFS investment securities portfolio as of September 30, 2015 and a $1.1 million increase in additional paid-in surplus from the impact of the Company's equity incentive plans and its employee stock ownership plan.  Also, during fiscal 2015, stockholders' equity was impacted by the payment of cash dividends amounting to $0.27 per share of common stock, for a total of $2.4 million for the fiscal year.

For the three months ended September 30, 2015, net interest income decreased to $3.3 million as compared to $3.4 million for the same period in fiscal 2014. The decrease reflected a $94,000 or 2.3% decrease in interest income partially offset by an $11,000 or 1.3% decrease in interest paid on deposits and borrowings. The decrease in net interest income in the fourth quarter of fiscal 2015 resulted primarily from a decrease of $16.3 million in the average balance of interest-earning assets partially offset by a decrease of $4.1 million in the average balance of deposits compared to the same period in fiscal 2014.  The weighted average yield for interest-earning assets increased four basis points while the weighted average cost of interest-bearing liabilities for both three month periods remained essentially unchanged. During the three month period ended September 30, 2015, the Company used cash and cash equivalents to purchase treasury stock and to fund the outflow of higher costing deposits. The weighted average yield on loans decreased eight basis points to 3.93% for the three month period ended September 30, 2015, compared to 4.01% for the same period in 2014. The yield on mortgage-backed securities decreased nine basis points to 2.60% for the three month period ended September 30, 2015, compared to 2.69% for the same period in 2014, primarily due to the purchase addition of new securities bearing lower yields reflective of the current low interest rate environment. The decrease in interest expense resulted primarily from a decrease of $4.1 million in the average balance of interest-bearing liabilities, primarily higher costing certificates of deposit, for the three months ended September 30, 2015, as compared to the same period in fiscal 2014.

For the year ended September 30, 2015, net interest income increased $183,000 or 1.4% to $13.2 million as compared to $13.1 million for fiscal 2014. Interest income increased $215,000 or 1.3%, partially offset by a $29,000 or 0.9% increase in interest expense.  The increase in interest income resulted from a 10 basis point increase to 3.38% in the weighted average yield earned on interest-earning assets partially offset by an $8.1 million or 1.6% decrease to $493.3 million in the average balance of interest-earning assets for the year ended September 30, 2015 as compared to fiscal 2014.  The increase in the weighted average yield earned reflected in part the reduction of cash and cash equivalents resulting from use of such funds for the purchase of treasury stock and to fund the outflow of higher costing deposits and the redeployment of principal repayments received on loans and investment securities into mortgage-backed securities.

For the three months ended September 30, 2015, the net interest margin was 2.73% compared to 2.71% for the same period in fiscal 2014. For the year ended September 30, 2015, the net interest margin was 2.69% as compared to 2.61% for fiscal 2014.  The increases for both the three months and year ended September 30, 2015 were primarily due to increases in the yield earned on the average balance of interest-earning resulting from the redeployment of cash and cash equivalents into higher yielding assets combined with decreased average balances of interest-bearing liabilities.

The Company established provisions for loan losses of $150,000 and $735,000 during the three months and year ended September 30, 2015, respectively, primarily due to the increase in the level of commercial real estate and construction loans outstanding, charge-offs incurred during fiscal 2015 and the previously disclosed classification of a $10.3 million loan workout relationship as non-performing. For the three months and year ended September 30, 2014, the Company established provisions for loans losses of $240,000.  During the quarter ended September 30, 2015, the Company recorded charge-offs totaling $46,000 and a recovery of $154,000 and recorded charge-offs totaling $384,000 and recoveries of $155,000 for the year ended September 30, 2015.  The Company believes that the allowance for loan losses at September 30, 2015 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

At September 30, 2015, the Company's non-performing assets totaled $14.8 million or 3.0% of total assets as compared to $6.2 million or 1.2% of total assets at September 30, 2014. The increase was primarily due to the placement on non-accrual during the quarter ended March 31, 2015 of the Company's largest lending relationship, which consists of nine loans aggregating $10.3 million including four construction loans aggregating $8.8 million.  The relationship was classified as non-performing due to insufficient cash flow. This relationship, which consists primarily of construction loans related to residential real estate development projects, has been in a workout status for several quarters and has been classified "substandard" since June 2014.  As of September 30, 2015, the complete relationship was analyzed for impairment.  As of such date, the relationship was deemed to have sufficient collateral and as a result, no impairment charge was required. Non-performing loans at September 30, 2015 consisted of five construction loans aggregating $8.8 million, 14 one-to four-family residential mortgage loans aggregating $2.1 million, one single-family residential investment property loan totaling $1.4 million and three commercial real estate loans aggregating $1.6 million.  Included in non-performing assets was a single-family residence with a book value of $869,000.  At September 30, 2015, the Company had ten loans aggregating $8.1 million that were classified as troubled debt restructurings ("TDRs"). As of September 30, 2015 all TDRs are performing in accordance with their restructured terms. Three of such loans aggregating $5.8 million as of September 30, 2015 were classified as non-performing as a result of not achieving an adequate sustained payment history under the restructured terms to justify returning the loans to performing (accrual) status.  Two of these four loans totaling $4.4 million (which are part of the real estate development relationship discussed above) were designated TDRs during the June 2015 quarter due to the extension of their maturity dates.  As of September 30, 2015, the Company had reviewed $16.8 million of loans for possible impairment of which $12.4 million was classified as substandard compared to $22.0 million reviewed for possible impairment and classified substandard as of September 30, 2014.

The allowance for loan losses totaled $2.9 million, or 0.9% of total loans and 21.0% of total non-performing loans at September 30, 2015 as compared to $2.4 million, or 0.8% of total loans and 41.2% of total non-performing loans at September 30, 2014.

With respect to the quarter ended September 30, 2015, non-interest income amounted to $225,000 as compared to $343,000 for the same quarter in fiscal 2014. Non-interest income amounted to $3.0 million for the year ended September 30, 2015 compared with $1.1 million for fiscal 2014. The primary reason for the difference in non-interest income between fiscal 2015 as compared to fiscal 2014 was in fiscal 2015 the Company recorded an aggregate gain of $2.1 million from the sale of three former branch locations. During fiscal 2014, the Company recorded a $416,000 gain from the sale of mortgage-back securities classified AFS while there were no securities gains recognized during fiscal 2015.

For the three months ended September 30, 2015, non-interest expense increased $352,000 to $3.3 million as compared to the same quarter in fiscal 2014. The primary reason for the increase in non-interest expense was an increase in salary and employee benefit expense in part due to the one-time charge associated with the implementation of the staff reduction during the fourth quarter as part of the Company's expense curtailment program. For the year ended September 30, 2015, non-interest expense increased $1.7 million to $13.2 million compared to fiscal 2014. The increase for the year ended September 30, 2015 was primarily due to increases in salary and employee benefit expense in large part due to the implementation of the shareholder-approved new equity incentive plan combined with the one-time charges associated with the noted staff reduction.

For the three month period ended September 30, 2015, the Company recorded a tax expense of $30,000, compared to a $122,000 tax expense for the same period in 2014. For the year ended September 30, 2015, the Company recorded income tax expense of $116,000 as compared to $690,000 for fiscal 2014. The Company's tax obligation for both three months and year ended September 30, 2015 was greatly reduced due its ability to utilize its prior period capital loss carryforwards to offset the entire amount of the gains it recorded relating to the sale of its Center City, Snyder and Drexel Hill branch offices.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At September 30,	At September 30,
	2015	2014
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$487,189	$525,483
Cash and cash equivalents	11,272	45,382
Investment and mortgage-backed securities:
Held-to-maturity	66,384	80,840
Available-for-sale	77,483	57,817
Loans receivable, net	312,633	321,063
Deposits	365,074	391,025
FHLB advances	-	340
Non-performing loans	13,932	5,880
Non-performing assets	14,801	6,240
Stockholders' equity	117,001	129,425
Full-service offices	7	7

	Three Months Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,081	$4,175	$16,680	$16,465
Total interest expense	807	818	3,430	3,401
Net interest income	3,274	3,357	13,250	13,064
Provision for loan losses	150	240	735	240
Net interest income after provision for loan losses	3,124	3,117	12,515	12,824
Total non-interest income	225	343	3,008	1,111
Total non-interest expense	3,307	2,952	13,175	11,456
Income before income taxes	42	508	2,348	2,470
Income tax expense	30	122	116	690
Net income	$12	$386	$2,232	$1,780
Basic earnings per share	$0.00	$0.05	$0.27	$0.20
Diluted earnings per share	$0.00	$0.04	$0.27	$0.19
Dividends paid per common share	$0.03	$0.03	$0.27	$0.06
Book value per share at period end	$13.85	$13.56	$13.85	$13.56

Selected Operating Ratios(1):
Average yield on interest- earning assets	3.41%	3.37%	3.38%	3.28%
Average rate paid on interest-bearing liabilities	0.86%	0.87%	0.90%	0.89%
Average interest rate spread(2)	2.55%	2.51%	2.49%	2.40%
Net interest margin(2)	2.73%	2.71%	2.69%	2.61%
Average interest-earning assets to average interest-bearing liabilities	128.04%	131.00%	128.72%	130.51%
Net interest income after provision for loan losses to non-interest expense	94.47%	105.59%	94.99%	111.85%
Total non-interest expense to total average assets	2.67%	2.30%	3.42%	2.21%
Efficiency ratio(3)	94.51%	79.78%	81.04%	80.88%
Return on average assets	0.01%	0.30%	0.58%	0.34%
Return on average equity	0.04%	1.19%	2.37%	1.38%
Average equity to average total assets	23.75%	25.35%	24.39%	24.79%

	At or for the Three Months Ended September 30,			At or for the Year Ended September 30,
	2015	2014		2015	2014
Asset Quality Ratios(4)(5)
Non-performing loans as a percentage of loans receivable, net(5)	4.46%	1.83%		4.46%	1.83%
Non-performing assets as a percentage of total assets(5)	3.04%	1.19%		3.04%	1.19%
Allowance for loan losses as a percentage of total loans	0.93%	0.75%		0.93%	0.75%
Allowance for loan losses as a percentage of non-performing loans	21.03%	41.24%		21.03%	41.24%
Net charge-offs (recovery) to average loans receivable	(0.14)%	0.00%		0.07%	0.05%

Capital Ratios(4)
Tier 1 leverage ratio
Company	23.73%	25.39%		23.73%	25.39%
Bank	19.50%	17.95%		19.50%	17.95%
Tier 1 common risk-based capital ratio
Company	50.63%	N/	A	50.63%	N/	A
Bank	41.66%	N/	A	41.66%	N/	A
Tier 1 risk-based capital ratio
Company	50.63%	57.21%		50.63%	57.21%
Bank	41.65%	40.52%		41.65%	40.52%
Total risk-based capital ratio
Company	51.98%	58.28%		51.98%	58.28%
Bank	43.00%	41.59%		43.00%	41.59%

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(1)   With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)  The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)  Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)  Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings ("TDR") due to being recently restructured and placed on non-accrual in connection with such restructuring. The TDRs in most cases are performing in accordance with their restructured terms. It is the Company's policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.